Exhibit 99.1 -- Letter, released March 13, 2014, from David Liu and Michael Steib, Addressed to the Company’s Members and Customers -- available at: http://www.xogroupinc.com/xo-group-company/executive-announcement.aspx

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Our Valued Members and Customers,

As you might have heard, we made an exciting announcement today: Mike Steib, our stellar President, has been elevated to Chief Executive Officer, and David Liu will continue guiding overall corporate direction as Chairman of the Board.

We began this transition 8 months ago when Mike joined XO Group – we have always been a company that embraces change. We relentlessly seek to improve our services for our audience and customers, and we will continue pursuing that mission.

With our beloved brands, we are the premier consumer Internet and media company devoted to weddings, pregnancy and everything in between. Mobile internet presents many more touchpoints than desktop, allowing us to become the go-to marketplace for these all-important moments in our members’ lives. As a key component of this transition, Mike will focus on trailblazing a path to build the leading brand- and mobile-driven marketplace for lifestage decisions.

While Mike focuses on the mobile opportunity and running the day-to-day business, David will shift his attention, tapping into the opportunity to accelerate the growth of our Chinese business, Ijie, as well as leading the expansion of our brands into film and television.

We recognize the privilege we have as a trusted part of our members’ lives, and as the custodians of our customers’ brands. We are already the leading resource for millions of members and tens of thousands of vendors, making us their first choice for lifestage decisions – we thank you for helping us achieve this position.

These are exciting times at XO Group, and we look forward to continuing along this journey with you.

Cheers,

David Liu Chairman	&	Mike Steib CEO